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                                                                    EXHIBIT 99.1

[Dole Food Company, Inc. Letterhead]

                                                                    NEWS RELEASE

                                                      CONTACT: C. Michael Carter
                                                                    818-879-6810

                     DAVID H. MURDOCK COMPLETES ACQUISITION
                           OF DOLE FOOD COMPANY, INC.

     WESTLAKE VILLAGE, California--March 28, 2003--Dole Food Company, Inc. (NYSE: DOL) today announced that David H. Murdock, Dole's Chairman and Chief Executive Officer, has completed his acquisition of Dole Food Company, Inc.

     The going-private merger agreement was approved on March 26, 2003 at a special meeting of the Dole stockholders. The transaction is valued at $2.5 billion. Dole announced that its shares of Common Stock will cease to be traded in any public market effective at the close of business today.

     "This transaction is a momentous occasion in Dole's 152-year history, and we are extremely excited about the long-term advantages for Dole without the short-term pressures and constraints of the public equities markets," said Mr. Murdock. "As a privately-held company, Dole will be better positioned to achieve its growth and earnings potential, building on its leadership position in the fresh fruit, fresh vegetables, packaged foods and fresh-cut flowers industries."

     Mr. Murdock expressed his appreciation for the extraordinary success of his management team, advisors and bankers in completing this complex transaction. Mr. Murdock also commented that "Our superb lead banks were Deutsche Bank, The Bank of Nova Scotia, Bank of America, Fleet National Bank and Societe Generale." Mr. Murdock was advised by Deutsche Bank Securities and Paul, Hastings, Janofsky & Walker LLP. The Special Committee of Dole's Board of Directors was advised by Goldman, Sachs & Co. and Gibson, Dunn & Crutcher LLP.

     Dole Food Company, Inc., with 2002 revenues of $4.4 billion, is the world's largest producer and marketer of high-quality fresh fruit, fresh vegetables and fresh-cut flowers and markets a growing line of packaged goods.

     This release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management's current expectations, are generally identifiable by the use of terms such as "may," "will," "expects," "believes," "intends" and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; electrical power supply and pricing; changes in interest and currency

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exchange rates; economic crises and security risks in developing countries;
international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole's financial results is included in its SEC filings, including its Annual Report on Form 10-K.

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